Exhibit 8.3

January 17, 2008
Canyon Resources Corporation
14142 Denver West Parkway, Suite 250
Golden, CO 80401
Ladies and Gentlemen:
     This firm has acted as special counsel to Canyon Resources Corporation, a Delaware corporation (the “Corporation”), in connection with the registration statement of Atna Resources Ltd., a corporation incorporated under the laws of the Province of British Columbia (“Atna”) on Form F-4 (the “Registration Statement”), to be filed with the Securities and Exchange Commission on the date hereof relating to the issuance of Atna common shares in connection with the proposed merger of Arizona Acquisition Ltd, a Delaware corporation and a direct wholly-owned subsidiary of Atna (the “Merger Sub”), with and into the Corporation pursuant to the Agreement and Plan of Merger dated as of November 16, 2007 (the “Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(8) of Regulation S-K, 17 C.F.R. §229.601(b)(8), in connection with the Registration Statement. Capitalized terms used in this letter and not otherwise defined herein shall have the meanings set forth in the proxy statement/ prospectus (the “Prospectus”) included as part of the Registration Statement.
     This opinion letter is based as to matters of law solely on the United States Internal Revenue Code of 1986, as amended, its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, all as in effect and existing on the date hereof (collectively, “federal income tax law”). These provisions and interpretations are subject to changes, which may or may not be retroactive in effect, that might result in material modifications of our opinion. We express no opinion herein as to any other laws, statutes, regulations, or ordinances. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the “IRS”) or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, although we believe that our opinion set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

Canyon Resources Corporation
January 17, 2008

     In rendering the following opinion, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion, including (but not limited to) the Agreement and the Registration Statement.
     In our review, we have assumed that (i) all of the representations and statements set forth in such documents are true and correct (and representations and statements made “to the knowledge of,” or based on the belief of, the Corporation, Atna or the Merger Sub or similarly qualified are true and correct without such qualification), (ii) the Corporation and Atna will take such actions as the Prospectus states they “intend” or “expect” to take, and (iii) all of the obligations imposed by any such documents on the parties thereto have been and will continue to be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     For purposes of rendering our opinion, we have not made an independent investigation of the facts set forth in any of the above-referenced documents, including the Prospectus. We have consequently relied upon representations and information presented in such documents.
     Based upon, and subject to the foregoing, we are of the opinion that, to the extent that it describes provisions of United States federal income tax law, the discussion in the Prospectus under the subheading “Material United States Federal Income Tax Consequences of the Merger—Consequences of the Merger to U.S. Holders” is correct in all material respects as of the date hereof. We express no opinion as to any other portion of the discussion in the Prospectus under the heading “Material United States Federal Income Tax Consequences of the Merger” or as to any other matter.
     We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise referred to, nor filed with or furnished to, any other governmental agency or other person or entity without the prior written consent of this firm.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.